UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: May 23, 2013

DOLE FOOD COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-4455	99-0035300
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dole Drive

Westlake Village, California 91362

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (818) 879-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.    Other Events

Item 8.01.    Other Events

On May 28, 2013, Dole Food Company, Inc. issued a press release reporting: (i) its Board of Directors has approved updating the Company’s owned vessel fleet, with the acquisition of three new specialty built refrigerated container ships for its U.S. West Coast operations, costing approximately $165 million, for a phased delivery in the late 2015 to early 2016 time frame; (ii) the indefinite suspension of the previously announced share repurchase program for up to $200 million of its outstanding common stock; and (iii) that the volatility in its strawberry business has been especially pronounced during the first half of 2013 due to unusual weather conditions. The text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

By action of the Board of Directors on May 23, 2013, the composition of the committees of the Board of Directors will be as follows, effective immediately:

Audit Committee: Andrew Conrad (Chair); Elaine Chao; E. Rolland Dickson

Corporate Compensation and Benefits Committee: Elaine Chao (Chair); Andrew Conrad; E. Rolland Dickson; Sherry Lansing

Executive Committee: David H. Murdock (Chair); C. Michael Carter; David A. DeLorenzo

Nominating and Corporate Governance Committee: E. Rolland Dickson (Chair); Elaine Chao; Sherry Lansing

Section 9.    Financial Statement and Exhibits

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits:

99.1	Press Release, dated May 28, 2013, reporting: (i) that the Board of Directors of Dole Food Company, Inc. has approved updating the Company’s owned vessel fleet; (ii) the indefinite suspension of the previously announced share repurchase program for up to $200 million of its outstanding common stock; and (iii) that the volatility in its strawberry business has been especially pronounced during the first half of 2013 due to unusual weather conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 28, 2013	DOLE FOOD COMPANY, INC.
REGISTRANT

	By:	/S/ C. Michael Carter
C. Michael Carter
President and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated May 28, 2013, reporting: (i) that the Board of Directors of Dole Food Company, Inc. has approved updating the Company’s owned vessel fleet; (ii) the indefinite suspension of the previously announced share repurchase program for up to $200 million of its outstanding common stock; and (iii) that the volatility in its strawberry business has been especially pronounced during the first half of 2013 due to unusual weather conditions.

4